UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2013

Axcelis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts	01915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 787-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 30, 2013, in connection with his retirement, Jay Zager, the Executive Vice President, Finance of Axcelis Technologies, Inc. (the “Company”) and the Company entered into an Executive Separation Agreement dated as of July 17, 2013, (the “Separation Agreement”).  Mr. Zager’s employment with the Company will terminate effective August 23, 2013, and under the Separation Agreement, Mr. Zager will:

•                  continue to receive base salary payments for 31 weeks after the date of his termination;

•                  receive a waiver of COBRA premiums until the earlier of (i) the date Executive begins full-time employment or full-time self-employment; or (ii) March 31, 2014; and

•                  receive reimbursement for certain executive outplacement services.

Certain of Mr. Zager’s unvested restricted stock units and stock options will vest as of August 23, 2013 and Mr. Zager will have until August 23, 2014 to exercise vested options.   Under the terms of the agreement, Mr. Zager agreed to certain non-competition and non-solicitation terms with the Company that extend through August 23, 2014 and he executed a release in favor of the Company.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the actual Separation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

Pursuant to the Separation Agreement discussed above under Item 1.01, the Change of Control Agreement between Mr. Zager and the Company will be terminated effective June 28, 2013.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1              Executive Separation Agreement between the Company and Jay Zager dated as of July 17, 2013 (executed July 30, 2013). Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2013	Axcelis Technologies, Inc.

	By:	/s/ LYNNETTE C. FALLON
Lynnette C. Fallon,
Executive Vice President HR/Legal and General Counsel